Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Carol D. DeGuzman
Senior Director,
Corporate Communications
Telik, Inc.
Tel: 650 845 7728
Email: cdeguzman@telik.com

TELIK ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

Palo Alto, CA, January 24, 2005 – Telik, Inc. (Nasdaq: TELK) today announced that it plans to file a prospectus supplement with the Securities and Exchange Commission related to an underwritten offering of 5,000,000 shares of its common stock under an existing shelf registration statement. In connection with the offering, Telik expects to grant the underwriters a 30-day option to purchase up to 750,000 additional shares to cover over-allotments, if any.

UBS Investment Bank is acting as the sole book-running manager in this offering. JP Morgan Securities Inc. and Lehman Brothers are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize innovative small molecule drugs to treat diseases. The company’s most advanced drug development candidates are for the treatment of cancer.

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